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                                                                    CONFIDENTIAL


                                                                 Exhibit 10.20.2

                                                          CONFIDENTIAL TREATMENT
                                    GTC Biotherapeutics, Inc. has requested that
                                the marked portions of this document be accorded
                                   confidential treatment pursuant to Rule 24b-2 promulgated under the Securities Exchange Act


                       CONTRIBUTION AND LICENSE AGREEMENT

                                     BETWEEN

                            GTC BIOTHERAPEUTICS, INC.

                                       AND

                                 TAURUS hSA LLC

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                       CONTRIBUTION AND LICENSE AGREEMENT

     THIS CONTRIBUTION AND LICENSE AGREEMENT (this "AGREEMENT") is dated as of December 20, 2002 and effective as of January 1, 2003 (the "EFFECTIVE DATE"), between GTC Biotherapeutics, Inc., a Massachusetts corporation having a place of business at 175 Crossing Boulevard, Framingham, Massachusetts 01702-9322, U.S.A. ("GTC"), and Taurus hSA LLC, a Delaware limited liability company having a place of business at 175 Crossing Boulevard, Framingham, Massachusetts 01702-9322, U.S.A. ("TAURUS"). GTC and Taurus each shall be referred to individually as a "PARTY" and collectively as the "PARTIES").

                                    RECITALS

     WHEREAS, GTC has substantial programs and interest in the development of transgenic animals for the production of proteins, peptides and polypeptides in the milk of such animals for use as Biopharmaceuticals (as defined below).

     WHEREAS, Taurus has been formed by GTC and Fresenius Kabi Holding, Inc. ("FRESENIUS HOLDING") pursuant to the LLC Agreement (as defined below) to pursue activities in the Field (as defined below).

     WHEREAS, GTC wishes to assign to Taurus certain patent rights and other intellectual property and to license to Taurus certain other patent rights and other intellectual property in order to grant Taurus the exclusive right, as between GTC and Taurus, to act within the Field, all subject to the terms and conditions of this Agreement.

     WHEREAS, Taurus wishes to accept such assignments and licenses for such purpose.

NOW, THEREFORE the Parties hereby agree as follows:

                                 I. DEFINITIONS

     1.1    "ACT" shall mean Advanced Cell Technology, Inc.

     1.2 "ACT AGREEMENT" shall mean the June 8, 1999 Exclusive Development and License Agreement between ACT and GTC.

     1.3 "AFFILIATE" shall mean any partnership, limited liability company, corporation, trust or other entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, a Party. The term "control" means the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation, limited liability company, partnership, trust or other entity or association, or the power, directly or indirectly, to direct or cause the direction of the management or policies of such controlled entity. "GTC AFFILIATE" shall mean such an Affiliate of GTC. "TAURUS AFFILIATE" shall mean such an Affiliate of Taurus.

     1.4 "ASSIGNED CATTLE" shall mean all Transgenic rhSA Cattle born or IN UTERO as of the Effective Date and owned by GTC with the right to assign as contemplated by this Agreement

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under any Third Party agreements to which GTC may be a party and according to all applicable laws, rules, procedures and regulations, including, without limitation, the rules and procedures of the Association for Assessment of Laboratory Animal Care (AALAC), the United States National Institutes of Health and the Institutional Animal Care and Use Committees (IACUC).

     1.5 "ASSIGNED GTC IMPROVEMENTS" shall mean Improvements that are related solely to the Field and that are conceived, created, devised, reduced to practice or acquired during the Term by or on behalf of GTC or any GTC Affiliate (except for Taurus) in the course of providing services to Taurus pursuant to a Service Arrangement with an obligation to assign such Improvement to Taurus, along with all Improvement Patents and Know How relating to such Improvements, all only to the extent to which GTC has the right to assign such Improvement, Improvement Patents or Know How to Taurus.

     1.6 "ASSIGNED RIGHTS AND ASSETS" shall mean the GTC rhSA Patent Rights, GTC rhSA Know How, Assigned Cattle, rhSA Material, Assigned GTC Improvements, and GTC's interest in the Joint rhSA Improvements.

     1.7 "BIOPHARMACEUTICAL" shall mean any medicinal drug, therapeutic, vaccine or any medically useful composition whose origin, synthesis, or manufacture involves the use of microorganisms, recombinant animals (including, without limitation, chimeric or transgenic animals), nuclear transfer, or cell culture techniques.

     1.8 "BUSINESS DAY" shall mean any day on which the banks are open for commercial banking business in the Commonwealth of Massachusetts.

     1.9 "CATTLE PATENT RIGHTS" shall mean all Patent Rights licensed (with the right to sublicense) to GTC and its Pharming Agreement Affiliates pursuant to the Pharming Agreement, including, without limitation, the Patent Rights set forth on EXHIBIT A attached hereto.

     1.10 "CATTLE PRODUCT" shall mean any product, composition or substance the manufacture, use, or sale of which would, absent the license granted to Taurus under Section 2.2(b) hereto, infringe one or more valid claims of the Cattle Patent Rights.

     1.11 "CATTLE PRODUCT NET SALES" shall mean the gross amounts received on the sale of a Cattle Product to a Third Party or a Taurus Pharming Agreement Affiliate by or on behalf of Taurus or a Taurus Cattle Sublicensee, less the following reasonable amounts: (a) customary trade, quantity or cash discounts or rebates allowed and actually taken; (b) amounts rebated, refunded or credited for rejected or returned Cattle Products or because of retroactive price reductions, rebates or chargebacks; (c) government mandated rebates and discount programs; (d) sales, use, turnover, excise taxes, or other governmental charges levied on or measured by sales, but not franchise or income taxes; and (e) customs duties, transportation, freight, shipping and handling charges, and insurance costs on shipments to customers. Transfer of a Cattle Product by Taurus to a Taurus Cattle Sublicensee for resale shall not be considered a sale. Neither funding for research nor milestone payments shall be considered a Net Sale.

     In the case of a Combination Product, Cattle Product Net Sales shall mean the gross amount received by Taurus or a Cattle Rights Sublicensee on sales of the Combination Product less the deductions set forth above, multiplied by a proration factor that is determined as follows:

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(i) if all components of the Combination Product were sold separately during the same or immediately preceding calendar quarter, the proration factor shall be determined by the formula [A / (A+B)], where A is the aggregate gross sales price of all Cattle Product components during such period when sold separately from the other active components, and B is the aggregate gross sales price of the other active components during such period when sold separately from the Cattle Product components; or (ii) if all components of the Combination Product were not sold separately during the same or immediately preceding calendar quarter, the proration factor shall be determined by the formula [C / (C+D)], where C is the aggregate fully absorbed cost of the Cattle Product components during the prior calendar quarter and D is the aggregate fully absorbed cost of the other active components during the prior calendar quarter, with such costs being determined in accordance with generally accepted accounting principles. As used herein, "COMBINATION PRODUCT" means a product that contains a Cattle
Product as one component and at least one other active component.

     1.12 "CATTLE RIGHTS SUBLICENSEE" shall mean a Person to whom Taurus has granted a further sublicense to the sublicense granted hereunder to Taurus under the Cattle Patent Rights in accordance with Section 2.4 hereto.

     1.13   "CONFIDENTIAL INFORMATION" shall have the meaning provided in
Section 8.1 below.

     1.14 "FIELD" shall mean the development, manufacture, use, marketing, sale and overall commercialization of rhSA or any Biopharmaceutical derived from or utilizing rhSA (but excluding fusion proteins) for therapeutic and non-therapeutic uses.

     1.15 "GTC LICENSE AGREEMENTS" shall mean the Pharming Agreement and the Pharming Biogen Agreement.

     1.16 "GTC PLATFORM KNOW HOW" shall mean any Know How owned by GTC as of the Effective Date that is necessary for the practice of the GTC Platform Patent Rights in the Field but that also has applications for other purposes (i.e., they do not relate solely to the Field), including, but not limited to, GTC's proprietary rhSA purification technology.

     1.17 "GTC PLATFORM PATENT RIGHTS" shall mean any Patent Rights owned by GTC as of the Effective Date that are necessary for the Field but also have applications for other purposes (i.e., they do not relate solely to the Field), including, without limitation, the Patent Rights set forth on EXHIBIT B attached hereto.

     1.18 "GTC PLATFORM RIGHTS" shall mean the GTC Platform Patent Rights and GTC Platform Know How.

     1.19 "GTC rhSA KNOW HOW" shall mean any Know How owned by GTC as of the Effective Date that is necessary to practice the GTC rhSA Patent Rights.

     1.20 "GTC rhSA PATENT RIGHTS" shall mean any Patent Rights owned by GTC as of the Effective Date that relate solely to the Field, including, without limitation, the Patent Rights set forth on EXHIBIT C attached hereto.

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     1.21   "IMPROVEMENT PATENT" shall mean any Patent Rights relating to or claiming any Improvement(s).

     1.22 "IMPROVEMENTS PRODUCT" shall mean any product, device, service or system incorporating or utilizing any Improvement.

     1.23 "IMPROVEMENTS" shall mean any improvement, enhancement or modification of a product or process described in any Patent Right assigned or licensed hereunder as of the Effective Date.

     1.24 "JOINT PLATFORM IMPROVEMENTS" shall mean any Improvements that are conceived, created, devised, reduced to practice or acquired during the Term jointly by or on behalf of GTC and/or any GTC Affiliate, on the one hand, and Taurus and/or any Taurus Affiliate, on the other hand that are necessary for the Field but also have applications for other purposes (i.e., they do not relate solely to the Field), along with all Improvement Patents and Know How relating to such Improvements, all only to the extent to which each Party has the right to license such Improvement, Improvement Patents or Know How to the other Party.

     1.25 "JOINT rhSA IMPROVEMENTS" shall mean any Improvements that are conceived, created, devised, reduced to practice or acquired during the Term jointly by or on behalf of GTC and/or any GTC Affiliate, on the one hand, and Taurus and/or any Taurus Affiliate, on the other hand that relate solely to the Field, along with all Improvement Patents and Know How relating to such Improvements, all only to the extent to which GTC has the right to assign such Improvement, Improvement Patents or Know How to Taurus.

     1.26 "KNOW HOW" shall mean inventions (whether or not patentable), trade secrets, process and product technology, technical information, data, trade secrets, design specifications, know-how and other intellectual property rights.

     1.27 "LICENSED GTC IMPROVEMENTS" shall mean all Improvements that are conceived, created, devised, reduced to practice or acquired during the Term solely or jointly by or on behalf of GTC or any GTC Affiliate (except for Taurus), but apart from jointly with Taurus or a Taurus Affiliate, other than Assigned GTC Improvements, along with all Improvement Patents and Know How relating to such Improvements, all only to the extent to which GTC has the right to license such Improvement, Improvement Patents or Know How to Taurus.

     1.28 "LICENSED PRODUCTS" shall mean any product, the manufacture, use, or sale of which would, absent the licenses granted hereunder infringe one or more valid claims of the Patent Rights licensed to Taurus hereunder.

     1.29 "LLC AGREEMENT" shall mean the Limited Liability Company Agreement of Taurus LLC entered into between GTC and Fresenius Holding and effective on the Effective Date.

     1.30 "PATENT RIGHTS" shall mean any patents, patent applications, provisional applications and any utility patents resulting therefrom, certificates of invention, or applications for certificates of invention, together with all extensions, registrations, confirmations, reissues, divisions, continuations or continuations-in-part, to the extent the claims in such continuations-

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in-part are directed to subject matter specifically described in the original application or patent, re-examinations or renewals thereof, and any corresponding foreign filings claiming priority from any of the foregoing and all patents issuing from any of the foregoing.

     1.31 "PHARMING" shall mean Pharming Group N.V. and Pharming Intellectual Property B.V.

     1.32 "PHARMING AGREMENT" shall mean the June 24, 2002 License Agreement between GTC and Pharming, which has been separately provided to Taurus in redacted form to protect certain confidential information.

     1.33 "PHARMING AGREEMENT AFFILIATE" shall mean an individual, trust, business trust, joint venture, partnership, subsidiary, corporation, association or any other entity which (directly or indirectly) is controlled by, controls or is under common control with a party. For the purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as used with respect to any such party, shall mean the possession (directly or indirectly) of fifty percent (50%) or more of the outstanding voting securities of a corporation or comparable equity interest in any other type of entity, or, where the laws of the jurisdiction in which such entity operates prohibit ownership by such a party of fifty percent (50%), such ownership shall be at the maximum level of ownership allowed by such jurisdiction.

     1.34 "PHARMING BIOGEN AGREEMENT" shall mean the June 24, 2002 Amended and Restated License Agreement between GTC and Pharming which has been separately provided to Taurus in redacted form to protect certain confidential information.

     1.35 "PHASE III CLINICAL TRIAL" shall mean a human clinical trial in any country the results of which could be used as pivotal source of data needed to establish the efficacy of a pharmaceutical product thereby serving as a basis for the approval of a marketing application submitted to the United States Food and Drug Administration or the appropriate regulatory authority of any other country.

     1.36 "PROMOTER KNOW HOW" shall mean the Know How licensed (with the right to sublicense) to GTC by Pharming pursuant to the Pharming Biogen Agreement.

     1.37 "PROMOTER PATENT RIGHTS" shall mean the Patent Rights licensed (with the right to sublicense) to GTC by Pharming pursuant to the Pharming Biogen Agreement, including, without limitation, the Patent Rights set forth on EXHIBIT D attached hereto.

     1.38 "PROMOTER PRODUCT" shall mean any product, the manufacture, use, or sale of which utilizes any Promoter Know How or would, absent the license granted to Taurus under Section 2.2(c) hereto, infringe a valid claim of any Promoter Patent Right.

     1.39 "PROMOTER REVENUE" shall mean the gross receipts of Taurus from the sale of Promoter Products to any person or entity which is not Taurus, provided that gross receipts shall not include amounts repaid or credited for rejection or return of Promoter Products, custom duties and charges, sales or other excise taxes or other governmental charges levied on or measured by sales.

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     1.40   "PROMOTER RIGHTS" shall mean the Promoter Patent Rights and the
Promoter Know How.

     1.41 "rhSA" shall mean recombinant human albumin (sometimes commonly referred to as "human serum albumin") derived from the milk of transgenic cattle.

     1.42 "rhSA MATERIAL" shall mean all rhSA, either in the milk of Transgenic rhSA Cattle or that has been purified from such milk, that is owned by GTC as of the Effective Date.

     1.43 "rhSA RIGHTS" shall mean the Assigned Rights and Assets (assigned pursuant to Section 2.1 hereto) and the rights licensed to Taurus pursuant to
Section 2.2 hereto.

     1.44 "SERVICE ARRANGEMENT" shall have the same meaning as in the LLC Agreement.

     1.45 "SIGMA" shall mean Sigma-Aldrich Fine Chemicals, a division of Sigma-Aldrich, Inc.

     1.46 "TAURUS hSA-RELATED REVENUE" shall mean all sales revenues, royalty income, upfront, milestone, or license payments and other consideration obtained by Taurus from Third Parties (which, for the purposes of this definition, shall include Fresenius AG), to the extent that such revenues, income, payments and other consideration are related to the production, development, use, commercialization and/or sales of Cattle Products.

     1.47 "TAURUS IMPROVEMENTS" shall mean all Improvements that are conceived, created, devised, reduced to practice or acquired during the Term by or on behalf of Taurus or any Taurus Affiliate (except for GTC), but apart from jointly with GTC or a GTC Affiliate and not including Assigned GTC Improvements or Licensed GTC Improvements, along with all Improvement Patents and Know How relating to such Improvements, all only to the extent to which Taurus has the right to license such Improvement, Improvement Patents or Know How to GTC.

     1.48 "TAURUS PATENT RIGHTS" shall mean any Patent Rights assigned to Taurus hereunder and any Improvement Patents included as part of the Taurus Improvements or Joint rhSA Improvements.

     1.49 "THIRD PARTY" shall mean any entity other than GTC or Taurus or their respective Affiliates.

     1.50 "THIRD PARTY rhSA MATERIAL" shall mean all rhSA, either in the milk of Transgenic rhSA Cattle or that has been purified from such milk, that is owned by a Third Party, but controlled by GTC, with the ability to deliver such material to Taurus as of the Effective Date.

     1.51 "TRANSGENIC rhSA CATTLE" shall mean, collectively, all cattle into which genetic material comprising a milk specific promoter and coding sequences for the heterologous human protein human albumin have been transferred, such that the host acquires the genetic traits of the transferred genes in its chromosomal composition and/or expresses the heterologous transgene protein rhSA in its milk.

     1.52   "TRANSOVA" shall mean Pro-Edge, LP (d/b/a Trans Ova Genetics).

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     1.53   "TRANSOVA AGREEMENT" shall mean the February 25, 1997 Collaboration
Agreement between GTC and TransOva, which has been separately provided to Taurus.

             II. ASSIGNMENTS, LICENSE GRANTS AND RELATED PROVISIONS

     2.1    ASSIGNMENT AND DELIVERY

            (a) GENERAL. Subject to the terms and conditions of this Agreement, effective as of the Effective Date GTC hereby assigns, transfers, conveys and delivers and, in the case of Assigned GTC Improvements and Joint rhSA Improvements, shall assign, transfer, convey and deliver to Taurus within thirty (30) days of disclosing said Assigned GTC Improvements and Joint rhSA Improvements, and Taurus hereby takes from GTC, GTC's entire right, title and interest in and to the Assigned Rights and Assets, all to be held and enjoyed by Taurus, its successors and assigns as fully and entirely as the same would have been held and enjoyed by GTC if the assignment and sale hereunder had not been made. With respect to any Patent Rights included within the Assigned Rights and Assets, the assignment pursuant to this Section 2.1(a) shall include the right to sue for any past infringement of such Assigned Rights and Assets.

            (b) INSTRUMENTS OF TRANSFER. On and as of the Effective Date, GTC shall deliver to Taurus good and sufficient instruments of transfer (including, without limitation the Assignment and Assumption Agreement attached hereto at EXHIBIT E (the "ASSIGNMENT AND ASSUMPTION AGREEMENT) and the assignments of Patent Rights in the forms attached at EXHIBIT F ("ASSIGNMENT OF PATENTS"), each duly executed by GTC, which will effectively vest in Taurus good title to all the Assigned Rights and Assets free and clear of all liens, restrictions and encumbrances. Taurus shall file any such delivered instrument of transfer, as applicable, with the United States Patent and Trademark Office or the appropriate counterpart office or offices in other countries worldwide. GTC shall take all other actions reasonably requested by Taurus to evidence or perfect Taurus's rights in the Assigned Rights and Assets.

            (c) DELIVERY OF KNOW HOW AND MATERIALS. GTC shall deliver to Taurus any tangible GTC rhSA Know How and the rhSA Material, within five (5) Business Days after the Effective Date and shall deliver any Third Party Materials to Taurus as soon as reasonably practicable after the Effective Date, subject to any restrictions, including required consents, under any agreements with Third Parties relating to such Third Party Materials.

            (d) ASSUMPTION OF RESPONSIBILITY FOR CATTLE. Taurus shall assume responsibility for the storage and maintenance of the Assigned Cattle, which are currently being maintained by TransOva at TransOva's facility in [****(*)], or any other Transgenic rhSA Cattle assigned by GTC to Taurus after the Effective Date pursuant to a Service Arrangement or otherwise. Taurus may: (i) contract directly with TransOva for such storage and maintenance; (ii) pay GTC such that GTC can pay to have TransOva continue to provide such storage and maintenance pursuant to GTC and TransOva's relationship; or (iii) contract with a Third Party

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for such storage and maintenance. In the case of clause (iii), Taurus shall be fully responsible for any necessary transfer of the Assigned Cattle.

     2.2    LICENSES TO TAURUS

            (a) GTC PLATFORM RIGHTS, LICENSED GTC IMPROVEMENTS AND JOINT PLATFORM IMPROVEMENTS. Subject to the terms and conditions of this Agreement, GTC hereby grants to Taurus an exclusive worldwide, royalty-free license, with the right to grant sublicenses (subject to Section 2.4 below), under the GTC Platform Rights, Licensed GTC Improvements and GTC's rights in the Joint Platform Improvements to make, have made, use, sell, offer for sale, import and export Licensed Products in the Field, subject only to the rights granted to Pharming, TransOva and [****(*)], as described on EXHIBIT G hereto.

            (b)   CATTLE RIGHTS.

                  (i) Subject to the terms and conditions of this Agreement, GTC hereby grants to Taurus a non-exclusive, worldwide license, with the right to grant sublicenses (subject to Sections 2.2(b)(ii), 2.2(b)(iii) and 2.4 below), under the Cattle Patent Rights to make, have made, use, sell, offer for sale, import and export Cattle Products in the Field.

                  (ii) As long as Taurus meets the definition of a Pharming Agreement Affiliate of GTC, Taurus shall have the right to grant sublicenses under the license to the Cattle Patent Rights granted under Section 2.2(b)(i):

                         (1)  to clients and/or business partners, as necessary
to produce, use, sell, offer for sale, import and/or export transgenic or chimeric cattle for the production, expression or development of Cattle Products for such clients and/or business partners. Such Cattle Rights Sublicensees shall: (A) have the right to use and breed such chimeric and transgenic animals for the purposes of making, using, selling, offering for sale, importing or exporting Cattle Products; (B) be subject to the limitations of Taurus hereunder; and (C) have no right to grant further sublicenses.

                         (2)  for research purposes or experimental purposes
only, but in no case shall a Cattle Rights Sublicensee for such purposes have the right to (i) commercialize or manufacture commercial quantities of any transgenic or chimeric animal or products thereof, or (ii) grant further sublicenses to the technology.

                  (iii) If, after the Effective Date, Taurus no longer fits the definition of a Pharming Agreement Affiliate of GTC, then Taurus shall no longer have the right to grant sublicenses under the Cattle Patent Rights, and any sublicenses previously granted by Taurus to a Cattle Rights Sublicensee, along with any rights and obligations of Taurus thereunder, shall automatically be assigned from Taurus to GTC, provided that GTC's obligations to any such Cattle Rights Sublicensee shall be no greater than its obligations to Taurus under this Agreement.

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            (c)   PROMOTER RIGHTS. Subject to the terms and conditions of this
Agreement, GTC hereby grants Taurus a non-exclusive, worldwide license, without the right to grant sublicenses, under the Promoter Rights to make, have made, use and sell Promoter Products in the Field.

     2.3 LICENSE TO GTC. Subject to the terms and conditions of this Agreement, Taurus hereby grants to GTC an exclusive, worldwide, perpetual, fully-paid, royalty-free license with the right to grant sublicenses (subject to Section 2.4 below) under any Taurus Improvement, Assigned GTC Improvement, Joint Platform Improvement or Joint rhSA Improvement, to the extent any such Improvement has uses outside the Field, for all such uses outside of the Field. Taurus shall also provide GTC with access to any Know How included as part of any such Improvement.

     2.4    SUBLICENSES

            (a) Each Party shall provide the other Party with a notification of any subsequent sublicense agreement entered into pursuant to this Agreement within fifteen (15) days of the execution thereof, which such notification shall be treated as Confidential Information of the providing Party. Such notification shall include a copy of such subsequent sublicense agreement but may redact out pertinent financial information, or figures, or confidential business plans thereof.

            (a) Any sublicensee granted a sublicense hereunder shall be subject to the limitations hereunder of the Party granting such sublicense.

            (b) Each Party shall take all reasonable steps to enforce a breach by a sublicensee of a sublicense to the rights granted hereunder.

            (c) Any sublicense agreement entered into by Taurus shall provide that upon the termination of this Agreement:

                  (i) any sublicense to the GTC Platform Rights shall terminate or convert into a license directly between such sublicensee and GTC at the sole option and discretion of GTC, provided that the sublicensee is in compliance with the sublicense and that GTC's obligations to such sublicensee shall be no greater than its obligations to Taurus under this Agreement.

                  (ii) any sublicense to the Cattle Patent Rights shall terminate or convert into a license directly between such Cattle Rights Sublicensee and Pharming on substantially the same terms as the Pharming Agreement, at the option of the Cattle Rights Sublicensee.

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     2.5    RIGHTS UNDER THE ACT AGREEMENT. GTC shall use commercially reasonable efforts to grant a sublicense to Taurus of GTC's rights under the ACT Agreement that relate to the Field, including using commercially reasonable efforts to obtain Third Party consents that are necessary to effectuate such a grant.

     2.6 NO OTHER RIGHTS. Except as expressly set forth in this Article II, no other rights, express or implied, are granted hereunder to either Party under any Patent Rights or Know How of the other Party. Except as otherwise expressly provided in this Article II, under no circumstances shall either Party, as a result of this Agreement, obtain any ownership interest in or other right to the Patent Rights or Know How of the other Party, including intellectual property owned, controlled or developed by or licensed to the other Party prior to or any time during the Term. For the avoidance of doubt, Taurus shall have no independent right to produce any Transgenic rhSA Cattle or any other transgenic or chimeric animals using nuclear transfer technologies provided or licensed hereunder.

     2.7 NO COMPROMISE OF GTC'S RIGHTS OUTSIDE OF THE FIELD. For the avoidance of doubt, in no event shall this Agreement or the operation of Taurus or its dissolution restrict in any way GTC's practice or use of the GTC Platform Rights, Licensed GTC Improvements, Joint Platform Improvements or any other activities of GTC outside the Field.

                         III. PAYMENTS, RECORDS, REPORTS

     3.1    AMOUNTS OWED

            (a)   WITH RESPECT TO CATTLE RIGHTS

                  (i) Until Taurus's payment of the [****(*)] payment described in paragraph (ii) below, Taurus shall make royalty payments to GTC equal to [****(*)] of all Taurus hSA-Related Revenue.

                  (ii) Prior to or upon the commencement of a Phase III Clinical Trial for a Cattle Product, Taurus shall make a one-time milestone payment to GTC equal to [****(*)]. The timing of such payment, if made before the actual commencement of a Phase III Clinical Trial as provided above, shall be at Taurus's sole and exclusive discretion.

                  (iii) Following Taurus's payment of the [****(*)] payment described in paragraph (ii) above, Taurus shall make royalty payments to GTC equal to [****(*)] of Cattle Product Net Sales.

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                  (iv)   For the avoidance of doubt, in no event shall Taurus
owe royalties pursuant to paragraphs (i) and (iii) above with respect to the same Cattle Product, and upon payment by Taurus of the Phase III Clinical Trial milestone pursuant to paragraph (ii) above, the [****(*)] of Taurus hSA-Related Revenue payable herein shall no longer apply, but Taurus shall owe royalty payments to GTC equal to [****(*)] of the Cattle Product Net Sales pursuant to paragraph (iii) above.

                  (v) In the event that Pharming notifies GTC that Pharming owes royalty payments to one or more Third Parties as a direct result of Taurus or a Cattle Rights Sublicensee practicing under the Cattle Patent Rights granted herein, GTC shall so notify Taurus. Thereafter, Taurus shall either: (i) agree to make such royalty payments to such Third Party; or (ii) cease practicing under the Cattle Patent Rights to the extent such rights directly result in such Third Party royalty obligations.

            (b) WITH RESPECT TO PROMOTER RIGHTS. Taurus shall pay to GTC a royalty on the Promoter Revenue based on the selling price per gram of Promoter Products according to the Promoter Products royalty schedule separately provided to Taurus (the "PRICE").

            (c) PASS ON OF PAYMENTS. Subject to Section 3.8 below, GTC shall pass on to Pharming or Biogen, as appropriate, the payments made by Taurus to GTC pursuant to this Section 3.1.

     3.2    REPORTING AND PAYMENT. Taurus shall deliver to GTC, within twenty
(20) days after the end of each calendar quarter, a signed written report certifying: (a) gross sales, Cattle Product Net Sales and the number of units of Cattle Products sold during such calendar quarter by Taurus and any Cattle Rights Sublicensees, on a country-by-country basis; and (b) separately for each type of Promoter Product and for each country, the sales volume and the Price of such Promoter Product and the amount of any permitted credit or deduction to arrive at Promoter Revenue. Each such report shall also set forth an explanation of the calculation of the royalties, if any, payable hereunder based on Cattle Products and Promoter Products. Simultaneously with the delivery of each such report to GTC, Taurus shall tender payment to GTC in United States Dollars of all royalties shown to be due therein based on exchange rates then in effect, without any reduction in any way, including, without limitation, reduction for any liabilities incurred by Taurus upon remittance to GTC of the payments due hereunder. The basis for determining the exchange rates in effect for the purposes of this Section 3.1(c) shall be the "buy" rate for Dollars in such currency as published in the WALL STREET JOURNAL on the Business Day immediately preceding the date such payment is due.

     3.3 BLOCKED PAYMENTS. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States of any payments due from Taurus hereunder is restricted or forbidden ("BLOCKED PAYMENTS"), Taurus shall give GTC prompt notice in writing and shall pay the Blocked

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(*) Confidential Treatment has been requested for the marked portion.

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Payments through such means or methods as are lawful in such country as GTC may reasonably designate. Failing the designation by GTC of such lawful means or methods within thirty (30) days after such notice is given to GTC, Taurus shall deposit such Blocked Payments in local currency to the credit of GTC in a recognized banking institution selected by Taurus and identified in a written notice to GTC, and such deposit shall fulfill all obligations of Taurus with respect to such Blocked Payments. So long as Taurus satisfies the provisions of this Section 3.1(d), Taurus shall not be considered to have violated any of its payment obligations hereunder with respect to any Blocked Payments.

     3.4 BOOKS AND RECORDS. Taurus shall keep, and shall require all Cattle Rights Sublicensees to keep, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the royalties payable to GTC hereunder for a period of three (3) years from the calendar quarter to which such books and records apply. For a period of three (3) years from the calendar quarter to which such books and records apply, GTC, Pharming and Fresenius Holding shall each have the right from time to time (not to exceed once during each calendar year) during normal business hours to have an independent agent, accountant or other representative audit in confidence, such books, records and supporting data. The cost of such audit shall be borne by GTC, Pharming or Fresenius Holding, as the case may be, unless it is established by the audit that there has been an error which has caused Pharming to receive less than it is due hereunder by five percent (5%) of more for the period under audit, in which case the cost of such audit shall be borne by Taurus.

     3.5 PAYMENTS TO GTC BASED ON SERVICES UNDER ACT RIGHTS. If, pursuant to a Service Arrangement, GTC performs services for Taurus which result in GTC exercising its rights under the ACT Agreement, as contemplated by Schedule D of the LLC Agreement, then Taurus shall pay to GTC any amounts that GTC will owe to ACT as a result of the performance of such services or the transfer or sale to NewCo of any products or materials that result from such services. Taurus shall make such payments in sufficient time to allow GTC a reasonable time to meet any deadlines under the ACT Agreement for the corresponding payments that it will owe to ACT. Subject to Section 3.8 below, GTC shall pass on to ACT any payments made by Taurus to GTC under this Section 3.5.

     3.6 GTC'S ABILITY TO CURE. If Taurus fails to fulfill any of its obligations under Sections 3.1 or 3.2, including, without limitation, its financial obligations thereunder, and such failure results in GTC being at risk of breaching its obligations to Pharming under a GTC License Agreement, GTC may take any necessary and reasonable action to avoid such breach. Taurus shall indemnify and hold GTC harmless for any expenses to GTC resulting from any such action of GTC to avoid such breach, including, without limitation, any payments that GTC makes to Pharming as a result of Taurus's failure.

     3.7 NO OTHER PAYMENTS. Subject to Section 3.8 below, no other payments are to be made by Taurus to GTC unless explicitly provided for under Sections 3.1(a), 3.1(b), or 3.5 of this Agreement.

     3.8 ADJUSTMENT TO PAYMENTS. Within sixty (60) days of the end of each calendar year, GTC will determine the amounts that it has paid and owes Pharming under the Pharming Agreement, Biogen under the Pharming Biogen Agreement, and ACT under the ACT Agreement based on the activities of Taurus or the activities of GTC on behalf of Taurus during such calendar year ("THIRD PARTY AMOUNTS"), and shall provide Taurus with a written calculation of such Third Party Amounts, including details of any credits or rebates under such agreements attributable to such activities. To the extent that Taurus has paid to GTC more than such Third Party Amounts based on such activities, GTC shall include with its written calculation payment to Taurus of the amount of such overpayment. To the extent that Taurus has paid to GTC less than such Third Party Amounts based on such activities, Taurus shall pay to GTC the amount of such underpayment within ten (10) days of Taurus's receipt of the written calculation.

     3.9 AUDIT RIGHT. Within one hundred and twenty (120) days of the end of each calendar year, Taurus shall have the right, at its expense, to inspect, or have its representative, reasonably acceptable to GTC inspect, GTC's books and records during normal business hours and with reasonable notice, to the extent that they relate to payments passed onto Pharming, Biogen or ACT pursuant to Sections 3.1(c) or 3.5 hereto for activities during such calendar year or the adjustment to payments pursuant to Section 3.8 above for activities during such calendar year for the sole purpose of verifying any payments passed on or adjustments made. Taurus shall treat all information subject to review under this Section 3.9 in accordance with the confidentiality provisions of
Article VIII of this Agreement and shall cause any representative engaged to perform such audit to enter into a reasonably acceptable confidentiality agreement with GTC obligating such representative to maintain all reviewed information in confidence pursuant to such confidentiality agreement.

     3.10 CONSULTATION. GTC shall seek Taurus's advice, which GTC may accept or reject at its sole discretion, with respect to the negotiation of any amendment, modification or extensions to the GTC License Agreements or the ACT Agreement, but only to the extent such amendment, modification or extension relates to rights or obligations that relate to the Field.

     3.11 EXCLUSIVE SUPPLY BY SIGMA. Until Phase I clinical trials, Taurus shall purchase exclusively from Sigma all bulk human albumin which Sigma is capable of manufacturing required by Taurus for research and development use for Licensed Products. Taurus shall commit to purchase from Sigma all products to suit pre-clinical and clinical requirements up to and including Phase I clinical trials pursuant to a future supply agreement to be negotiated between Taurus and Sigma.

                       IV. INTELLECTUAL PROPERTY OWNERSHIP

     4.1 ASSIGNED RIGHTS AND ASSETS. Following the Effective Date, Taurus shall own all right, title and interest in the Assigned Rights and Assets, including the right to sue for any past infringement of any Patent Rights included in the Assigned Rights and Assets. GTC shall take all necessary actions, including, without limitation, executing Assumption and Assignment Agreement and the Patent Assignments, to vest title to all Assigned Rights and Assets (including all intellectual property rights therein) with Taurus.

     4.2 GTC PLATFORM RIGHTS. GTC owns and shall continue to own all right, title and interest in the GTC Platform Rights, subject only to the license granted to Taurus pursuant to Section 2.2(a) above.

     4.3    IMPROVEMENTS

            (a) OBLIGATION TO DISCLOSE. Each Party hereto agrees to promptly disclose to the other Party the existence of all Improvements of which such Party becomes aware together with a description and demonstration of the nature and manner of applying and utilizing the Improvement.

            (b) LICENSED GTC IMPROVEMENTS. GTC shall own all right, title and interest in the Licensed GTC Improvements.

            (c) TAURUS IMPROVEMENTS AND JOINT rhSA IMPROVEMENTS. Taurus shall own all right, title and interest in the Taurus Improvements and Joint rhSA Improvements. GTC shall take all necessary actions, including, without limitation, executing documents of assignment, to vest title to all Taurus Improvements and Joint rhSA Improvements (including all intellectual property rights therein) with Taurus.

            (d) JOINT PLATFORM IMPROVEMENTS. The Parties shall each own a joint, undivided interest in all Joint Platform Improvements. Each Party shall take all necessary actions, including, without limitation, executing documents of assignment, to vest title to all Joint Platform Improvements jointly with Taurus and GTC.

                           V. PATENTS AND ENFORCEMENT

     5.1    PATENT FILINGS

            (a) TAURUS PATENT RIGHTS. Taurus shall have the exclusive right to prepare, file, prosecute, and maintain the Taurus Patent Rights, at its sole cost and expense, using patent counsel approved in advance in writing by GTC, such approval not to be unreasonably withheld. If required by law, Taurus may name GTC on any application for such Patent Rights; PROVIDED, HOWEVER, that with respect to any Improvement Patents included as part of the Taurus Improvements, Assigned GTC Improvements or Joint rhSA Improvements to which GTC has been granted a license pursuant to Section 2.3 above, in the event that Taurus desires to abandon any patent or patent application within such Patent Rights relating to subject matter outside of the Field in any country or to decline responsibility for the maintenance or prosecution of any such patent or patent application in any country, Taurus shall provide GTC with sufficient prior written notice of such intended abandonment or declination of responsibility so that GTC shall have the opportunity to assume responsibility for such patent or patent application without the loss of any rights therein, and GTC shall have the right, at its cost and expense, to prepare, file, prosecute, and maintain the relevant patents and patent applications in the relevant country or countries in the name of Taurus to the extent legally necessary.

            (b) GTC PLATFORM PATENT RIGHTS AND JOINT PLATFORM IMPROVEMENTS. GTC shall have the primary right, but not the obligation, to prepare, file, prosecute, and maintain the GTC Platform Patent Rights and any Improvement Patents included as part of the Joint Plaltform Improvements at its sole cost and expense. In the event that GTC desires to abandon any patent or patent application within the GTC Platform Patent Rights or Joint Platform Improvements relating to the Field in any country or to decline responsibility for the maintenance or prosecution of any such patent or patent application in any country, GTC shall provide Taurus with sufficient prior written notice of such intended abandonment or declination of responsibility so that Taurus shall have the opportunity to assume responsibility for such patent or patent application without the loss of any rights therein, and Taurus shall have the right, at its cost and expense, to prepare, file, prosecute, and maintain the relevant patents and patent applications in the relevant country or countries in the name of GTC to the extent legally necessary.

            (c) CATTLE PATENT RIGHTS AND PROMOTER PATENT RIGHTS. As between Taurus and GTC, GTC shall have the right to prepare, file, prosecute and maintain the Cattle Patent Rights and the Promoter Patent Rights.

     5.2    ENFORCEMENT

            (a) NOTICES OF ALLEGED OR THREATENED INFRINGEMENT. Each Party shall promptly notify the other in writing (i) of any alleged or threatened infringement of any of the Patent Rights licensed under this Agreement, (ii) if either Party, or any of their respective Affiliates, shall be named as a defendant in a legal proceeding by a Third Party for infringement of a patent because of any such Party's, its Affiliate's or sublicensee's practice of the any of the Patent Rights or Know How licensed hereunder or (iii) of any attempts by Third Parties to invalidate any of the Patent Rights licensed hereunder, through a declaratory judgment action or otherwise. In the case of (i), (ii) or
(iii), the notifying Party shall also provide the other Party with all available evidence of any such infringement, proceeding or attempts to invalidate.

            (b) TAURUS PATENT RIGHTS. Taurus, at its own expense and cost and through patent attorneys designated by Taurus in its sole discretion, shall, at its election, have the exclusive right (except as provided below) by itself to institute, prosecute and control any action, suit or proceeding to restrain the infringement of any of the rights under the Taurus Patent Rights or to defend against any declaratory judgment action brought by a Third Party which alleges invalidity, unenforceability, or non-infringement of the Taurus Patent Rights. Taurus shall be obligated to act in a commercially reasonable manner in instituting, prosecuting or abandoning any such action, suit or proceeding. If required by law, Taurus may name GTC as a party to any such suit or proceeding, subject to indemnifying GTC against any order for costs or other damages that may be made against GTC in such proceedings. If Taurus elects to bring or prosecute any such suit or proceeding pursuant hereto, then it shall be entitled to retain any financial recovery obtained by it in connection therewith. With respect to any Improvement Patents included as part of the Taurus Improvements, Assigned GTC Improvements or Joint rhSA Improvements to which GTC has been granted a license pursuant to Section 2.3 above, if, based upon its good faith evaluation of the merits of a particular action, Taurus declines to bring or prosecute any such action or proceeding to restrain the infringement or enforceability of such Patent Rights outside of the Field, or decides to abandon any such action or proceeding once instituted, it shall promptly notify GTC in writing of such decision, and GTC shall thereupon have the right to institute or assume such action or proceeding on its own behalf and for its own benefit, it being understood that GTC shall have no obligation to do so. If required by law, GTC may name Taurus as a party to any such suit or proceeding, subject to indemnifying Taurus against any order for costs or other damages that may be made against Taurus in such proceedings. If GTC elects to bring or prosecute any such suit or proceeding pursuant hereto, then it shall be entitled to retain any financial recovery obtained by it in connection therewith.

            (c) GTC PLATFORM PATENT RIGHTS AND JOINT PLATFORM IMPROVEMENTS. GTC, at its own expense and cost and through patent attorneys designated by GTC in its sole discretion, shall, at its election, have the initial right by itself to institute, prosecute and control any action, suit or proceeding to restrain the infringement of any of the rights under the GTC Platform Patent Rights or Joint Platform Improvements or to defend against any declaratory judgment action brought by a Third Party which alleges invalidity, unenforceability, or non-infringement of the GTC Platform Patent Rights or Improvement Patents included as part of the Joint Platform Improvements. GTC shall be obligated to act in a commercially reasonable manner in instituting, prosecuting, defending or abandoning any such action, suit or proceeding. If required by law, GTC may name Taurus as a party to any such suit or proceeding subject to indemnifying Taurus against any order for costs or other damages that may be made against Taurus in such proceedings. If GTC elects to bring and prosecute any such suit or proceeding, then it shall be entitled to retain any financial recovery obtained by it in connection therewith. If, based upon its good faith evaluation of the merits of a particular action, GTC declines to bring or prosecute any such action or proceeding to restrain the infringement or enforceability of the GTC Platform Patent Rights or Improvement Patents included as part of the Joint Platform Improvements in the Field, or decides to abandon any such action or proceeding once instituted, it shall promptly notify Taurus in writing of such decision, and Taurus shall thereupon have the right to institute or assume such action or proceeding on its own behalf and for its own benefit, it being understood that Taurus shall have no obligation to do so. If required by law, Taurus may name GTC as a party to any such suit or proceeding, subject to indemnifying GTC against any order for costs or other damages that may be made against GTC in such proceedings. If Taurus elects to bring or prosecute any such suit or proceeding pursuant hereto, then it shall be entitled to retain any financial recovery obtained by it in connection therewith.

            (d) CATTLE PATENT RIGHTS AND PROMOTER PATENT RIGHTS. As between Taurus and GTC, GTC shall have the right to prosecute any Third Party infringement of the Cattle Patent Rights or the Promoter Patent Rights and to defend the Cattle Patent Rights or the Promoter Patent Rights in any declaratory judgment action brought by a Third Party which alleges invalidity, unenforceability, or non-infringement of the Cattle Patent Rights or Promoter Patent Rights.

            (e) OTHER PARTY'S RIGHT TO COUNSEL. In any prosecution of infringement under this Section 5.2, the Party not bringing or prosecuting such action or proceeding shall be entitled to be represented at such action or proceeding by its own counsel, at its own expense. Taurus's counsel must be reasonably acceptable to GTC and Fresenius Holding.

     5.3 COOPERATION. In any case where a Party is preparing, filing, prosecuting or maintaining any Patent Rights pursuant to Section 5.1 or is enforcing any Patent Rights under Section 5.2 (the "ACTIVE PARTY"), the other Party shall cooperate and take all actions reasonably requested by the Active Party to assist the Active Party in the preparation, filing, prosecution, maintenance or enforcement of such Patent Rights, including without limitation making available to the Active Party (or to the Active Party's authorized attorneys, agents or representatives) the other Party's or its Affiliates' employees, agents or consultants, and the signing, or causing its or its Affiliates' employees, agents or consultants to sign, all documents relating to said preparation, filing, prosecution, maintenance or enforcement.

     VI. REPRESENTATIONS, WARRANTIES AND COVENANTS; LIMITATIONS OF LIABILITY

     6.1    GTC

            (a) GTC represents, warrants and covenants that it has the full right, power and authority to enter into and perform this Agreement. This Agreement has been duly authorized, executed and delivered by GTC and constitutes its valid and binding obligations, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

            (b) GTC hereby represents and warrants to Taurus that the execution, delivery and performance of this Agreement by it does not (i) conflict with or result in a breach of any provision of the charter or by-laws of GTC, (ii) require any consent by any person under, or result in the breach of, any agreement or other instrument or obligation to which GTC is a party or by which it is bound, other than such consents as have been obtained by GTC,
(iii) violate any law, order, writ, judgment, injunction, decree, statute, rule or regulation applicable to GTC or (iv) result in the creation or imposition of any lien on any of the intellectual property licensed by GTC hereunder.

            (c) GTC hereby represents and warrants to Taurus as follows: (i) the rhSA Rights constitute all of the tangible and intellectual property rights whatsoever that are owned or controlled by GTC or any of its Affiliates that relate to the Field except for the rights licensed to GTC under the ACT Agreement; (ii) to the knowledge of GTC as of the Effective Date, no Third Party is engaging in conduct which would constitute infringement of any issued patents under the rhSA Rights in the Field; (iii) no Third Party has notified GTC of any claim of infringement by GTC, its Affiliates or any of their respective employees or consultants of any patents or other intellectual property rights of others in connection with the practicing of the rhSA Rights; (iv) except as disclosed on EXHIBIT H hereto, no interference or opposition proceeding is pending or threatened relating to the patents under the rhSA Rights; and (v) except as contemplated by this Agreement or disclosed on EXHIBIT G hereto, GTC has not granted any person or entity any right to use or practice under the rhSA Rights. GTC hereby further represents and warrants to Taurus that to the knowledge of GTC: (1) EXHIBIT A is a complete listing of all Cattle Patent Rights, (2) Exhibit B is a complete listing of all GTC Platform Patent Rights,
(3) EXHIBIT C is a complete listing of all GTC rhSA Patent Rights, and (4) EXHIBIT D is a complete listing of all Promoter Patent Rights, all as of the Effective Date.

            (d) GTC hereby gives further assurances that if any Cattle Patent Rights are later discovered that were in existence as of the Effective Date, but were not included on EXHIBIT A, then GTC shall grant Taurus a license to such later-discovered Cattle Patent Rights under the terms of Section 2.2(b) and other applicable terms of this Agreement, the same terms that would have applied had the later-discovered Cattle Patent Rights been identified in EXHIBIT A, subject to any restrictions in effect as of the Effective Date, including required consents, under any agreements with Third Parties relating to such later-discovered Cattle Patent Rights.

            (e) GTC hereby gives further assurances that if any GTC Platform Patent Rights are later discovered that were in existence as of the Effective Date, but were not included on EXHIBIT B, then GTC shall grant Taurus a license to such later-discovered GTC Platform Patent Rights under the terms of
Section 2.2(a) and other applicable terms of this Agreement, the same terms that would have applied had the later-discovered GTC Platform Patent Rights been identified in EXHIBIT B, subject to any restrictions in effect as of the Effective Date, including required consents, under any agreements with Third Parties relating to such later-discovered GTC Platform Patent Rights.

            (f) GTC hereby gives further assurances that if any GTC rhSA Patent Rights are later discovered that were in existence as of the Effective Date, but were not included on EXHIBIT C, then GTC shall assign such later-discovered GTC rhSA Patent Rights under the terms of Section 2.1 and other applicable terms of this Agreement, the same terms that would have applied had the later-discovered GTC rhSA Patent Rights been identified in EXHIBIT C, subject to any restrictions in effect as of the Effective Date, including required consents, under any agreements with Third Parties relating to such later-discovered GTC rhSA Patent Rights.

            (g) GTC hereby gives further assurances that if any Promoter Patent Rights are later discovered that were in existence as of the Effective Date, but were not included on Exhibit D, then GTC shall grant a license to Taurus to such later-discovered Promoter Patent Rights under the terms of
Section 2.2(c) and other applicable terms of this Agreement, the same terms that would have applied had the later-discovered Promoter Patent Rights been identified in EXHIBIT D, subject to any restrictions in effect as of the Effective Date, including required consents, under any agreements with Third Parties relating to such later-discovered Promoter Patent Rights.

            (h) GTC hereby represents and warrants to Taurus that to its knowledge as of the Effective Date after due investigation there are no Patent Rights that are licensed to GTC by Third Parties and that are related solely to the Field. GTC hereby gives further assurances that if any Patent Rights are later discovered that were licensed to GTC by Third Parties as of the Effective Date and that are related solely to the Field, then GTC shall seek to assign to Taurus any agreement pursuant to which such a license is granted, but only if such agreement relates solely to such license and subject to any restrictions, including required Third Party consents, under such agreement relating to such later-discovered Patent Rights and further subject to the terms and conditions of this Agreement. If GTC is unable to assign such agreement to Taurus, GTC shall seek to exclusively sublicense to Taurus its rights under such Patent Rights on reasonable and appropriate terms and conditions, including a "true up" provision similar to Section 3.8 above such that no royalty or other payments due from Taurus to GTC shall be less than or in excess of any payments due from GTC to a Third Party licensor, and subject to any restrictions, including required Third Party consents, under such agreement relating to such later-discovered Patent Rights and further subject to the terms and conditions of this Agreement. If GTC is unable to so sublicense such Patent Rights to Taurus, GTC shall seek to perform services for Taurus under such Patent Rights pursuant to a Service Arrangement on reasonable and appropriate terms and conditions including terms similar to those in Section 3.5 above relating to services provided under the ACT Agreement and a "true up" provision similar to
Section 3.8 above, subject to any restrictions, including required Third Party consents, relating to such later-discovered Patent Rights.

            (i) GTC hereby represents and warrants to Taurus that to its knowledge as of the Effective Date there are no Patent Rights that are licensed to GTC by Third Parties and that are necessary for the Field but also have applications for other purposes, other than the Cattle Patent Rights and the Promoter Patent Rights (the "OTHER LICENSED PATENT RIGHTS"). GTC hereby gives further assurances that if any Other Licensed Patent Rights are later discovered that were in existence as of the Effective Date, then GTC shall use commercially reasonable efforts to grant an exclusive sublicense in the Field to Taurus under GTC's rights to such Other Licensed Patent Rights under terms and conditions that are consistent with any agreement pursuant to which such Other Licensed Patent Rights are granted to GTC, and including a "true up" provision similar to
Section 3.8 above such that no royalty or other payments due from Taurus to GTC shall be less than or in excess of any payments due from GTC to a Third Party licensor, and subject to any restrictions in effect as of the Effective Date, including required Third Party consents, under any such agreements, and further subject to the terms and conditions of this Agreeement.

            (j) GTC hereby represents and warrants to Taurus that it owns all the Assigned Rights and Assets existing as of the Effective Date, free and clear of any lien, claim or other encumbrance and of any license, restriction or limitation of any nature whatsoever.

            (k) GTC hereby represents and warrants that it has accepted no commitments or restrictions that will materially affect the value of the licenses and rights granted by it in this Agreement.

            (l) GTC hereby represents and warrants to Taurus that all of GTC's employees, all of its Affiliates' employees and all others acting on its or its Affiliates' behalf in performing their respective obligations under this Agreement shall be obligated under a binding written agreement or established corporate policy to assign to GTC, or as GTC shall direct, all inventions made or conceived by such employee or other person.

            (m) THE RHSA MATERIAL AND ASSIGNED CATTLE ARE UNDERSTOOD TO BE EXPERIMENTAL IN NATURE AND MAY HAVE HAZARDOUS PROPERTIES. EXCEPT AS EXPRESSLY SET FORTH HEREIN, GTC DOES NOT MAKE ANY REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY THAT ANY IMPROVEMENTS PRODUCTS MADE BY OR ON BEHALF OF GTC, rhSA MATERIALS, ASSIGNED CATTLE OR LICENSED PRODUCTS DO NOT INFRINGE ANY PATENT, COPYRIGHT, TRADE SECRET, OR OTHER LEGAL OR PROPRIETARY RIGHTS OF ANY THIRD PARTY, OR ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR INTENDED USE), AND DOES NOT ASSUME ANY RESPONSIBILITIES OR OBLIGATIONS WHATSOEVER, OR CONFER ANY RIGHT BY IMPLICATION, ESTOPPEL OR OTHERWISE, OTHER THAN THE ASSIGNMENTS, LICENSES, WARRANTIES AND RIGHTS HEREIN EXPRESSLY GRANTED.

     6.2    TAURUS. Taurus represents, warrants and covenants that:

            (a) Taurus has the full right, power and authority to enter into and perform this Agreement. This Agreement has been duly authorized, executed and delivered by Taurus and constitutes its valid and binding obligations, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

            (b) Taurus hereby represents and warrants to GTC that the execution, delivery and performance of this Agreement by it does not (i) conflict with or result in a breach of any provision of the operating agreement of Taurus, (ii) require any consent by any person under, or result in the breach of, any agreement or other instrument or obligation to which Taurus is a party or by which it is bound, other than such consents as have been obtained by Taurus, (iii) violate any law, order, writ, judgment, injunction, decree, statute, rule or regulation applicable to Taurus or (iv) result in the creation or imposition of any lien on any of the intellectual property licensed by Taurus hereunder.

            (c) Taurus hereby represents and warrants to GTC that all of Taurus's employees, if any, all of its Affiliates' employees and all others acting on its or its Affiliates' behalf in performing their respective obligations under this Agreement shall be obligated under a binding written agreement or established corporate policy to assign to Taurus, or as Taurus shall direct, all inventions made or conceived by such employee or other person.

            (d) In marketing the Licensed Products, Taurus will enter into a confidentiality agreement with each person or entity to whom or to which Taurus discloses Confidential Information relating to such Licensed Products, with such confidentiality agreement to be in a form reasonably satisfactory to both Parties hereto.

            (e) EXCEPT AS EXPRESSLY SET FORTH HEREIN, TAURUS DOES NOT MAKE ANY REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY THAT ANY IMPROVEMENTS PRODUCTS MADE BY OR ON BEHALF OF TAURUS DO NOT INFRINGE ANY PATENT, COPYRIGHT, TRADE SECRET, OR OTHER LEGAL OR PROPRIETARY RIGHTS OF ANY THIRD PARTY, OR ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR INTENDED USE), AND DOES NOT ASSUME ANY RESPONSIBILITIES OR OBLIGATIONS WHATSOEVER, OR CONFER ANY RIGHT BY IMPLICATION, ESTOPPEL OR OTHERWISE, OTHER THAN THE ASSIGNMENTS, LICENSES, WARRANTIES AND RIGHTS HEREIN EXPRESSLY GRANTED.

     6.3 LIMITATION OF LIABILITY. EXCEPT FOR THE PARTIES' INDEMNIFICATION OBLIGATIONS UNDER ARTICLE VII HERETO, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR OTHER INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING WITHOUT LIMITATION EXEMPLARY OR PUNITIVE DAMAGES, ARISING OUT OF SUCH PARTY'S PERFORMANCE OR NON-PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, WHETHER ANY SUCH DAMAGES ARE BASED ON A CLAIM OF NEGLIGENCE, STRICT LIABILITY, BREACH OF WARRANTY OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS NOTICE OF SUCH DAMAGES.

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                       VII. INDEMNIFICATION AND INSURANCE

     7.1 BY TAURUS. Taurus hereby agrees at all times to defend, indemnify and hold GTC and its Affiliates, and their respective assignees, successors, and the officers, agents, employees and licensees of each of them (each a "GTC INDEMNITEE"), harmless from and against any and all claims, damages, liabilities, losses, costs and expenses (including, without limitation, attorneys' fees) arising out of or in connection with any Third Party claim based on:

            (a) Any breach of any representation, warranty, covenant, condition or agreement made or to be performed by Taurus under the terms of this Agreement;

            (b) any the exercise or practice by Taurus, its Affiliates, and their respective sublicensees of the licenses granted hereunder to Taurus by GTC including, without limitation, (A) any claim based on an alleged breach of any warranty, implied or otherwise, of merchantability or fitness for a particular purpose or intended use, (B) any claim alleging or based on product liability or false advertising, and/or (C) any claim arising on account of any injury or death of persons or damage to property; or

            (c) any obligation or liability, including an obligation to indemnify, that GTC has under a GTC License Agreement as a result of Taurus's, its Affiliates' or any of their respective sublicensees' activities under the rights granted under this Agreement or other activities in the Field;

            The foregoing indemnification obligations shall not apply to any liability, demands, damage, expense or losses to the extent directly attributable to (i) the gross negligence, intentional misconduct or illegal actions of a GTC Indemnitee, (ii) the breach of the representations and warranties hereunder by GTC, or (iii) the settlement of a claim, suit, action, or demand by a GTC Indemnitee without the prior written approval of Taurus.

     7.2    BY GTC.

            (a) GTC hereby agrees at all times to defend, indemnify and hold harmless Taurus and its Affiliates, and their respective successors, and the officers, agents, employees and licensees of each of them (each a "TAURUS INDEMNITEE"), from and against any and all claims, damages, liabilities, losses, costs or expenses (including, without limitation, reasonable attorneys' fees) arising out of or in connection with any Third Party claim based on any breach of any representation, warranty, covenant, condition or agreement made or to be performed by GTC under the terms of this Agreement. The foregoing indemnification shall not apply to any liability, demands, damage, expense or losses to the extent directly attributable to (i) the gross negligence, intentional misconduct or illegal actions of a Taurus Indemnitee, (ii) the breach of the representations and warranties hereunder by Taurus, or (iii) the settlement of a claim, suit, action, or demand by a Taurus Indemnitee without the prior written approval of GTC.

            (b) GTC shall not be obligated to defend, indemnify, or hold harmless a Taurus Indemnitee from or against any claims, damages, liabilities, losses, costs, and expenses incurred or suffered by such Taurus Indemnitee as the result of any claim, proceeding, judgment, or adjudication in which it is claimed or determined that the making, developing, marketing, using, distributing, importing or selling or other disposal by or on behalf of Taurus or any Taurus

Affiliate or sublicensee or any successor or assignee of Taurus or any Taurus Affiliate of any Licensed Products or any Improvements Product infringes any patent, copyright, trade secret, or other legal or proprietary right of any Third Party, except if Licensor had knowledge of such infringement in contravention of Licensor's representation contained in Section 6.1(c) above, or that any Licensed Products or Improvements Products created by or on behalf of Taurus or any Taurus Affiliate or any successor or assignee of Taurus or any Taurus Affiliate are defective, inadequate, dangerous, or otherwise unsuitable for a particular purpose or intended use (each, a "THIRD PARTY CLAIM"). In the event of a Third Party Claim, GTC agrees to reveal to Taurus such information as it may possess which it deems to be necessary to show the date or dates of discovery of any Licensed Product or Patent Right, provided that GTC shall not be obligated to incur any expense in connection therewith.

     7.3 INDEMNIFICATION PROCEDURE. In the event that a GTC Indemnitee or a Taurus Indemnitee (each an "INDEMNITEE") intends to claim indemnification hereunder, such Indemnitee shall promptly notify the indemnifying Party of any liability in respect of which the Indemnitee intends to claim such indemnification, and the indemnifying Party shall assume and have exclusive control over the defense thereof with counsel selected by the indemnifying Party that is reasonably satisfactory to the Indemnitee; PROVIDED, HOWEVER, that such Indemnitee shall have the right to fully participate in any such action or proceeding and to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying Party, if representation of such Indemnitee by the counsel retained by the indemnifying Party would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. Neither the indemnifying Party nor the Indemnitee shall enter into any settlement agreement with any Third Party without the consent of the other Party, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the indemnifying Party within a reasonable time after the commencement of such action, to the extent prejudicial to the indemnifying Party's ability to defend such action, shall relieve the indemnifying Party of its indemnification obligations hereunder, but the failure to so deliver notice to the indemnifying Party will not relieve it of any liability that it may have to any Indemnitee otherwise than as aforesaid. The Indemnitee shall, at the expense of the indemnifying Party, cooperate with the indemnifying Party and its legal representatives in the investigation and defense of any liability covered by this Agreement.

     7.4 INSURANCE. Commencing not later than the date of the first commercial sale of a Licensed Product, Taurus shall maintain product liability insurance with respect to development, manufacture and sales of Licensed Products by or on behalf of Taurus, its Affiliates or sublicensees in amounts not less than [****(*)] per incident and [****(*)] annual aggregate. Taurus shall maintain such insurance for so long as it or any of its Affiliates or sublicensees continues to manufacture or sell any Licensed Products, and thereafter for at least five (5) years. Taurus shall

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(*) Confidential Treatment has been requested for the marked portion.

provide GTC and Fresenius Holding with written evidence of such insurance upon request by GTC or Fresenius Holding.

                              VIII. CONFIDENTIALITY

     8.1 CONFIDENTIAL INFORMATION DEFINED. It is contemplated that a Party may disclose to another Party information concerning its business, customers, suppliers, inventions, confidential know-how, and trade secrets including, without limitation, information contained in the patent applications listed on the Exhibits hereto (collectively, the "CONFIDENTIAL INFORMATION") to further the performance of this Agreement. All information which a Party identifies orally or in writing as Confidential Information that is disclosed to the other Party shall remain the sole property of the disclosing Party, except as otherwise specifically provided in this Agreement. The receiving Party shall have no rights to the Confidential Information of the disclosing Party, except as provided in this Agreement.

     8.2 CONFIDENTIALITY AGREEMENT. Each Party agrees that it will hold the Confidential Information of the other Party in strict confidence. Each Party further agrees that it will not make any disclosure of the Confidential Information (including methods or concepts utilized in or utilizing the Confidential Information) to anyone, except to employees of a Party or its Affiliates or sublicensees to whom disclosure is necessary to the performance of this Agreement and with whom a non-disclosure agreement has been entered into, or as otherwise provided for herein. Each Party must appropriately notify each employee of such Party, its Affiliates and sublicensees to whom any disclosure of Confidential Information is made, that the disclosure is made in confidence, and each Party shall contractually require its Affiliates, sublicensees, and their respective employees, for the express benefit of the other Party as an intended third party beneficiary, to keep such Confidential Information in confidence in accordance with the terms of this Agreement.

     8.3 RETURN OF INFORMATION. After any expiration or termination of this Agreement, upon request of the disclosing Party, the other Party must return to the disclosing Party within ten (10) days from such request all copies of any written or tangible Confidential Information received from the disclosing Party. If no such request is made by the disclosing Party within thirty (30) days after the expiration or termination of this Agreement, the other Party shall destroy all copies of any written or tangible Confidential Information received from the disclosing Party.

     8.4 SURVIVAL OF OBLIGATIONS. The obligation of each Party and its Affiliates and sublicensees, and their respective employees under this Article shall survive and continue for ten (10) years after the disclosure of Confidential Information. However, these obligations do not extend to any information relating to Confidential Information of either Party which (a) is already known to the receiving Party or any of its Affiliates at the time of disclosure without any obligation of confidentiality, or is independently developed by the receiving Party or any of its Affiliates; (b) is or becomes publicly known through no wrongful act of the receiving Party; (c) is disclosed to the receiving Party by a Third Party without any obligation of confidentiality and not in violation of any obligation of non-disclosure owed to the disclosing Party; (d) is approved for release by written authorization of the disclosing Party; or (e) is disclosed as required by law, or where required in connection with a claim or defense in judicial or administrative proceedings involving the receiving Party or the disclosing Party or any of their respective Affiliates; provided that the receiving Party notifies the disclosing Party prior to disclosure, cooperates with the disclosing Party to the extent practicable to minimize disclosure, and uses its best efforts to obtain confidential treatment by the Third Party receiving the Confidential Information (including, where available, seeking protective orders limiting dissemination, publication and use).

                            IX. TERM AND TERMINATION

     9.1 TERM. This Agreement shall be effective on the Effective Date and shall be perpetual, subject only to earlier termination pursuant to Section 9.2 hereof (the "TERM").

     9.2    TERMINATION.

            (a) TERMINATION OF RIGHTS UNDER GTC LICENSE AGREEMENTS. The rights granted by GTC to Taurus hereunder to the Cattle Patent Rights or the Promoter Rights shall terminate upon the expiration or termination of GTC's right to grant a sublicense to such rights under the applicable GTC License Agreement, subject to Section 9.3(b) below, by reason of termination of the applicable GTC License Agreement or otherwise.

            (b)   FOR BREACH OR INSOLVENCY

                  (i) If Taurus shall materially breach or default on any obligation under this Agreement, GTC shall have the right to notify Taurus in writing of such material breach or default and that GTC intends to terminate this Agreement unless such material breach or default is corrected by Taurus within sixty (60) days from the receipt of such written notice

                  (ii) If Taurus shall be dissolved (other than in connection with a sale of Taurus to a Third Party, whether by merger, consolidation or sale of all or substantially all of Taurus's assets), or take or acquiesce to the taking of any action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar law affecting the rights or remedies of creditors generally, as in effect from time to time, then this agreement shall thereupon automatically terminate. For the avoidance of doubt, "acquiescence" shall include, without limitation, the failure to file, within thirty (30) days after its entry, a petition, answer or motion to vacate or discharge any order, judgment or decree providing for any of the above.

     9.3    EFFECT OF EXPIRATION OR TERMINATION

            (a) RETURN OF CONFIDENTIAL INFORMATION. Upon any expiration or termination of this Agreement, the Parties shall be obligated to return or destroy the other Party's Confidential Information pursuant to Section 8.3 above.

            (b)   RIGHTS UNDER GTC LICENSE AGREEMENTS.

                  (i) CATTLE PATENT RIGHTS. Upon the termination of Taurus's rights under its sublicense to the Cattle Patent Rights pursuant to
Section 9.2(a) above or upon the expiration, on a country-by-country basis, of the last to expire valid claim of the Cattle Patent

Rights, Taurus's obligation hereunder to make milestone and royalty payments (other than those already due) to GTC with respect to Cattle Products shall terminate. If Taurus's rights under its sublicense to the Cattle Patent Rights terminates because of the termination of the Pharming Agreement, Taurus shall have the option to convert its license to the Cattle Patent Rights to a license directly between Taurus and Pharming on substantially the same terms as the Pharming Agreement.

                  (ii) PROMOTER RIGHTS. Upon the termination of Taurus's rights under its sublicense to the Promoter Rights pursuant to Section 9.2(a) above or upon the expiration, on a country-by-country basis, of the last to expire valid claim of the Promoter Patent Rights, Taurus's obligation hereunder to make royalty payments (other than those already due) to GTC with respect to Promoter Products shall also terminate; PROVIDED, HOWEVER, that Taurus shall be obligated to reimburse GTC for any royalties that GTC is obligated to pay to Pharming pursuant to the Pharming Biogen Agreement for any sale of a Promoter Product after the date of expiration, on a country-by-country basis, of the last-to-expire valid claim of the Promoter Patent Rights. The Pharming Biogen Agreement states, in relevant part, that GTC's obligation to pay royalties to Pharming on sales of Promoter Products shall expire, on a country-by-country basis, [****(*)]

            (c) TERMINATION UNDER SECTION 9.2(b)(i). If GTC terminates this Agreement pursuant to Section 9.2(b)(i), then the licenses and rights granted by GTC and the obligations of Taurus pursuant to Section 2.2 hereunder, subject to
Section 9.3(e) below, shall thereupon automatically terminate, and all right, title and interest in and to any Joint Platform Improvements and Joint rhSA Improvements shall automatically be assigned from Taurus to GTC, subject to any Third Party rights. Taurus shall deliver any instruments of transfer reasonably requested by GTC to evidence such assignment. For the avoidance of doubt, in the event of such termination, the rights assigned to Taurus pursuant to Section 2.1 and Article IV shall not be affected and the rights and licenses granted to GTC under Section 2.3 shall not terminate and shall continue in perpetuity, thereafter subject to expiration or termination only according to their terms.

            (d) TERMINATION UNDER SECTION 9.2(b)(ii). If GTC terminates this Agreement pursuant to Section 9.2(b)(iii), the rights and licenses granted to GTC under Section 2.3 shall not terminate and shall continue in perpetuity, thereafter subject to expiration or termination only according to their terms, and such termination shall have the consequences on the rhSA Rights as specified in Sections 8.2(d) and 8.3 of the LLC Agreement.

            (e) SURVIVAL. All covenants and agreements of the Parties contained in this Agreement which by the nature or context of such covenants and agreements are reasonably construed to be performed after the termination or expiration hereof shall survive such termination or expiration. Without limiting or altering the foregoing, upon the expiration or termination of this Agreement, the provisions of Articles I, IV, VI, VII, VIII and X and

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                                       25
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Sections 2.1, 2.3, 2.4(c), 2.4(d), 3.4, 3.8, 3.9, 3.11 and 9.3 shall survive, except as otherwise specifically provided in this Section 9.3.

                                X. MISCELLANEOUS

     10.1 COVENANT IN FIELD OF LICENSE. Taurus acknowledges and agrees that the rights granted to it under this Agreement are limited to the assignments and licenses granted in Article II hereof. Taurus acknowledges that the grant of those rights are conditioned on its agreement to refrain from using the rights licensed pursuant to Section 2.2 above outside the Field and that any such activity by Taurus shall be a material breach of this Agreement.

     10.2 RELATIONSHIP OF THE PARTIES. This Agreement does not constitute a partnership agreement nor does it create a joint venture or agency relationship between or among the Parties. No Party shall hold itself out contrary to the terms of this Section 10.2. Neither Party shall be liable for the representations, acts, or omissions of the other Party unless expressly provided otherwise under the terms of this Agreement.

     10.3 NOTICES. Unless otherwise set forth in this Agreement, all notices, demands or other communications hereunder shall be in writing (including telecopy) and shall be deemed to have been duly given if delivered during normal business hours by hand, Federal Express, United Parcel Service or other reputable overnight commercial delivery service, by telecopy, confirmation of receipt received (so long as confirmation copies of such telecopies are thereafter also sent by mail), or by mail, certified or registered, with return receipt requested, addressed as follows:

     If to GTC:          GTC Biotherapeutics, Inc.
                         175 Crossing Boulevard
                         Framingham, Massachusetts 01701-9322
                         Fax: (508) 271-3491
                         Attention: Chief Executive Officer

     with a copy to:     Palmer & Dodge LLP
                         111 Huntington Avenue
                         Boston, Massachusetts 02199-7613
                         Fax: (617) 227-4420
                         Attention: Nathaniel S. Gardiner, Esq.

     If to Taurus:       Taurus, LLC
                         175 Crossing Boulevard
                         Framingham, Massachusetts 01701-9322
                         Fax: (508) 271-3504
                         Attention: General Manager

     with a copy to:     Fresenius Aktiengesellschaft
                         Else-Kroner Strasse
                         61352 Bad Homburg
                         Germany

                         Fax: 011-49-6172-608-2251
                         Attention: Law Department

or at such other address or to such other addressees as may have been furnished by such Party in writing to the other Party in accordance with this
Section 10.3. Any such notice, demand or other communication shall be deemed to have been given on the date actually delivered or on the third (3rd) day after deposit in the mail, postage prepaid.

     10.4 WAIVER AND AMENDMENT. No waiver, amendment or modification of this Agreement shall be effective unless in writing and signed by the Party against whom the waiver, amendment or modification is sought to be enforced. No failure or delay by either Party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of such or any other right, power, or remedy. No waiver of any term, condition, or default of this Agreement shall be construed as a waiver of any other term, condition, or default.

     10.5 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of GTC, Taurus and their successors and permitted assigns. Except as expressly set forth herein, this Agreement and the rights and obligations hereunder, including without limitation any right, title or interest in or to the Improvements, shall not be assignable or transferable by either Party, except by either Party to an Affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates; PROVIDED, HOWEVER, that such assignee agrees to be bound by the provisions of this Agreement. Any other attempt to assign or transfer this Agreement shall be null and void and of no force or effect.

     10.6 HEADINGS. The Article and Section headings of this Agreement are intended as a convenience only, and shall not effect the interpretation of this Agreement's provisions.

     10.7 SINGULAR AND PLURAL TERMS. Where the context of this Agreement requires, singular terms shall be considered plural, and plural terms shall be considered singular.

     10.8 SEVERABILITY. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and the Parties hereby acknowledge and agree that they would have executed the remaining portion hereof without including the portion so declared invalid, void or unenforceable. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by law, the Parties hereby, to the same extent, waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

     10.9 ENTIRE AGREEMENT. The terms and provisions contained herein along with the LLC Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof, and shall supersede any and all previous oral or written understandings, arrangements or agreements between the Parties with respect to the subject matter hereof. No agreements or undertakings varying, modifying, amending, extending, discharging or terminating the same shall be binding upon any Party unless in writing signed by a duly authorized officer or representative thereof.

     10.10 APPLICABLE LAW. This Agreement shall be construed and the legal relations among the Parties hereto determined in accordance with the laws of the State of Delaware, excluding that body of law related to choice of laws, and the laws of the United States of America applicable therein. The rights embodied by and the validity of any patent or property rights shall be interpreted in accordance with the law of the jurisdiction in which such patent was filed and issued.

     10.11 FORCE MAJEURE. If the performance of this Agreement or any obligation hereunder is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, terrorist acts, inability to procure raw materials, power or supplies, or other violence, any law, order, proclamation, regulation, ordinance, demand or requirement of any government agency, or any other act or condition whatsoever beyond the control of a Party hereto, the Party so affected, upon giving prompt notice to the other Party, shall be excused from such performance to the extent of such prevention, restriction or interference; provided, however, that the Party so affected shall use its best efforts to avoid or remove such causes of non-performance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

     10.12 FURTHER ASSURANCES. Each Party agrees to do such further acts and things and to execute and deliver such additional agreements and instruments as the other Party may reasonably require to consummate, evidence or confirm the License or any other agreement contained herein in the manner contemplated hereby.

     10.13 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.14 TIME OF THE ESSENCE. Time is of the essence in this Agreement as to all dates and time periods set forth herein.

     10.15 INCORPORATION OF EXHIBITS AND SCHEDULES. All exhibits and schedules attached hereto and referred to herein are incorporated in this Agreement as though fully set forth herein.

     10.16 ARBITRATION. Any dispute arising in connection with this Agreement, including any question regarding its existence, validity or termination, is to be referred to and finally resolved by arbitration under the Rules of the Arbitration Court of the International Chamber of Commerce, Paris (France), which rules are deemed to be incorporated by reference into this clause, and except for (a) proceedings commenced to enforce an arbitration award, and (b) proceedings commenced for specific performance of Article VIII, each Party hereby irrevocably waives its right to commence any proceedings in any court with respect to any matter arising under this Agreement. The tribunal shall consist of a sole arbitrator appointed jointly by the Parties. In the case of the Parties failing to choose a sole arbitrator, the tribunal shall consist of three arbitrators, two of whom shall be appointed by the respective Parties and the third arbitrator shall be appointed jointly by the first two, all three of whom shall be lawyers. The place of arbitration shall be the location of the defendant in any proceeding or such other location as the Parties shall jointly agree. The language of the arbitration shall be English. No arbitrator shall be an Affiliate, employee, officer or director of either Party or of their respective Affiliates, nor shall any arbitrator have any interest that would be affected in any material respect by the outcome of the dispute. The decision of the sole arbitrator or of a majority of the arbitrators, where applicable, shall be final and binding on the Parties and their respective successors and assigns. The decision shall not be subject to appeal or judicial review except in circumstances of fraud. The tribunal shall determine the proportions in which the Parties shall pay the costs of the tribunal and whether either Party shall pay all or a portion of the other Party's attorneys' fees and other legal expenses in connection with the arbitration.

     10.17 INJUNCTIVE RELIEF. The Parties hereby acknowledge that a breach of their respective obligations under Article VIII of this Agreement may cause irreparable harm and that the remedy or remedies at law for any such breach may be inadequate. The Parties hereby agree that, in the event of any such breach, in addition to all other available remedies hereunder, the non-breaching Party or Parties shall have the right to obtain equitable relief to enforce this Agreement.

             THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

            IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


            GTC BIOTHERAPEUTICS, INC.


            By: /s/ Geoffrey F. Cox
                ---------------------------------
            Name: Geoffrey F. Cox
            Title: Chairman, President & CEO


            TAURUS HSA LLC


            By: /s/ Daniel S. Woloshen
                ---------------------------------
            Name: Daniel S. Woloshen
            Title: Vice President

                                    EXHIBIT A

                              CATTLE PATENT RIGHTS

                                    [****(*)]


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                                       31
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                                    EXHIBIT B

                           GTC PLATFORM PATENT RIGHTS

                                    [****(*)]


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                                       32

                                    EXHIBIT C

                             GTC rhSA PATENT RIGHTS

                                    [****(*)]


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                                       33

                                    EXHIBIT D

                             PROMOTER PATENT RIGHTS

                                    [****(*)]


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                                       34

                                    EXHIBIT E

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

     This ASSIGNMENT AND ASSUMPTION AGREEMENT (this "AGREEMENT") is dated as of December 20, 2002 and effective January 1, 2003 (the "EFFECTIVE DATE") between GTC Biotherapeutics, Inc., a Massachusetts corporation having a place of business at 175 Crossing Boulevard, Framingham, Massachusetts 01702-9322, U.S.A. ("GTC"), and Taurus hSA LLC, a Delaware limited liability company having a place of business at 175 Crossing Boulevard, Framingham, Massachusetts 01702-9322, U.S.A. ("TAURUS"). GTC and Taurus each shall be referred to individually as a "PARTY" and collectively as the "PARTIES"). Terms not defined herein shall have the same meaning ascribed to them in the Contribution and License Agreement, dated as of the date hereof and effective as of the Effective Date, by and between GTC and Taurus (the "CONTRIBUTION AND LICENSE AGREEMENT").

     WHEREAS, GTC desires to assign, transfer, convey and deliver to Taurus all of its right title and interest in the Assigned Rights and Assets, as set forth in the Contribution and License Agreement; and

     WHEREAS, Taurus desires to accept such assignment, transfer, conveyance and delivery and has agreed to assume all of the liabilities and obligations of GTC with respect to the Assigned Rights and Assets.

     NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GTC and Taurus hereby agree as follows:

     1. Subject to the terms and conditions of this Agreement, GTC does hereby assign, transfer, convey and deliver to Taurus all of the right, title and interest of GTC in, to and under the Assigned Rights and Assets, and Taurus does hereby accept all the right, title and interest of GTC in, to and under all of the Assigned Rights and Assets.

     2. Taurus does hereby assume and agree to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge, when due, all of the liabilities and commitments of GTC to be observed, performed, paid or discharged from and after the Effective Date under and in connection with all of the Assigned Rights and Assets.

     3. To the extent that any of the Assigned Rights and Assets shall be non-assignable, this instrument shall not constitute any assignment thereof, and to the extent that any of the Assigned Rights and Assets shall require a consent not obtained prior to the date hereof, this instrument shall not constitute an assignment of the same until such consent has been obtained if an assignment or attempted assignment without such consent of said other party would constitute a breach of any contract relating to such Assigned Right and Asset or in any way adversely affect the rights, powers, privileges, or liabilities of GTC or Taurus thereunder.

     4. GTC shall execute, acknowledge (as appropriate) and deliver, or cause the execution, acknowledgement and delivery of, such further documents and instruments as may reasonably be requested by Taurus to implement the purposes of this Agreement, including the Assignment of Patents.

     5. Nothing contained herein shall require Taurus to pay or discharge any debts or obligations expressly assumed hereby so long as Taurus shall in good faith contest or cause to be contested the amount or validity thereof.

     6. GTC and Taurus hereby acknowledge and agree that neither the representations and warranties nor the rights and remedies of GTC or Taurus under the Contribution and License Agreement shall be deemed to be enlarged, modified or altered in any way by this Agreement.

     7. This Agreement will be construed in accordance with and governed by the internal laws of the Commonwealth of Massachusetts.

     8. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

     9. This Assignment and Assumption Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives and permitted assigns. No party hereto may assign either this Assignment and Assumption Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party hereto, which approval shall not be unreasonably withheld. No such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Notwithstanding the foregoing, a party shall have the right to assign this Agreement to the surviving entity in a merger or consolidation in which the party participates or to a successor of all or substantially all of the party's stock, assets or business to which the Assigned Rights and Assets relate.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


GTC BIOPHARMACEUTICS, INC.                   TAURUS HSA, LLC

By: /s/ Geoffrey F. Cox                      By: /s/ Daniel Woloshen
    ------------------------------------         -------------------------------

Name: Geoffrey F.cox                         Name: Daniel Woloshen

Title: Chairman & Chief Executive Officer    Title: Authorized Representative

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                                    EXHIBIT F

                             ASSIGNMENTS OF PATENTS

                                       39
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                       CORPORATE ASSIGNMENT AND AGREEMENT

In consideration of One Dollar ($1.00) and other good and valuable consideration, of which receipt is hereby acknowledged, GTC Biotherapeutics Inc. a corporation of the Commonwealth of Massachusetts, having an office at 175 Crossing Boulevard, Suite 410 Framingham, Massachusetts 01702, and its successors, assigns and legal representatives (hereinafter referred to as the "ASSIGNOR"), owner of the entire right, title, and interest throughout the world in and to the "INTELLECTUAL PROPERTY", identified as the patent application related to [****(*)] filed on [****(*)] described in an application for Letters Patent of the United States, Serial No. [****(*)] and its international equivalents hereby sells and assigns to Taurus hSA LLC (hereinafter referred to as the "ASSIGNEE"), a Delaware limited liability company, Assignor's entire right, title and interest, in the said Intellectual Property, provided for above, to be held and enjoyed by Assignee, its successors and assigns, as fully and entirely as the same would have been held and enjoyed by the Assignor had this assignment and sale not been made. This right extends and encompasses all the rights and privileges in said application and under any and all Letters Patent that may be granted in the United States for said inventions including, without limitation, any continuation, continuation-in-part, division, renewal, substitute, extension, or reissue thereof or any legal equivalent thereof in the United States; as well as the entire right, title and interest in and to said inventions for all countries foreign to the United States, including all rights of priority arising from the application aforesaid, new filings and all the rights and privileges under any and all forms of protection, including Letters Patent, that may be granted in said countries foreign to the United States for said Intellectual Property. The assigned rights, moreover, include the right to bring suit and recover damages for past infringement.

Assignor also authorizes Assignee to make application for such protection in its own name and maintain such protection in any and all countries foreign to the United States, and to invoke and claim for any application for patent or other form of protection for said inventions, without further authorization from Assignor, any and all benefits, including the right of priority provided by any and all treaties, conventions, or agreements.

Assignor hereby consents that a copy of this assignment shall be deemed a full legal and formal equivalent of any document which may be required in any country in proof of the right of Assignee to apply for patent or other form of protection for said inventions and to claim the aforesaid benefit of the right of priority.

Assignor agrees that, when requested, it shall, without charge to Assignee, but at its expense, sign or have signed all papers, and do all acts which may be necessary, desirable or convenient in connection with said applications, patents, or other forms of protection. Assignor further covenants that Assignee will, upon its request, be provided promptly with all pertinent facts and documents relating to said Intellectual Property and said inventions as may be known and accessible to Assignor and will testify as to the same in any interference or litigation related

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                                       40
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thereto and will promptly execute and deliver to Assignee or its legal representative any and all papers, instruments or affidavits required to apply for, obtain, maintain, issue and enforce said Intellectual Property, said inventions and said equivalents in the United States or in any foreign country, which may be necessary or desirable to carry out the purposes thereof.

In testimony whereof, GTC Biotherapeutics Inc. has caused this assignment to be signed by its duly authorized officers and its seal to be attached this 20th day of December, 2002.

     Date: December 20, 2002                 /s/ Geoffrey F. Cox
                                             ---------------------------
                                             GTC Biotherapeutics Inc.
                                         By:  Geoffrey F. Cox
                                      Title:  Chairman & Chief Executive Officer
                                                      (Corporate Seal)


     State of   Massachusetts
     County of  Suffolk

     Before me personally appeared said Geoffrey F. Cox and acknowledged the foregoing instrument to be his free act and deed this 20th day of December, 2002.

                                              /s/ Anne M. Barretto
                                             -----------------------------------
     Seal                                                        , Notary Public
                                             My Commission Expires:
                                             (stamp)
                                             Anne M. Barretto, Notary Public
                                             My commission expires May 8, 2009

                       CORPORATE ASSIGNMENT AND AGREEMENT

In consideration of One Dollar ($1.00) and other good and valuable consideration, of which receipt is hereby acknowledged, GTC Biotherapeutics Inc. a corporation of the Commonwealth of Massachusetts, having an office at 175 Crossing Boulevard, Suite 410 Framingham, Massachusetts 01702, and its successors, assigns and legal representatives (hereinafter referred to as the "ASSIGNOR"), owner of the entire right, title, and interest throughout the world in and to the "INTELLECTUAL PROPERTY", identified as the patent application related to [****(*)] filed on [****(*)] described in an application for Letters Patent of the United States, Serial No. [****(*)] and its international equivalents hereby sells and assigns to Taurus hSA LLC (hereinafter referred to as the "ASSIGNEE"), a Delaware limited liability company, Assignor's entire right, title and interest, in the said Intellectual Property, provided for above, to be held and enjoyed by Assignee, its successors and assigns, as fully and entirely as the same would have been held and enjoyed by the Assignor had this assignment and sale not been made. This right extends and encompasses all the rights and privileges in said application and under any and all Letters Patent that may be granted in the United States for said inventions including, without limitation, any continuation, continuation-in-part, division, renewal, substitute, extension, or reissue thereof or any legal equivalent thereof in the United States; as well as the entire right, title and interest in and to said inventions for all countries foreign to the United States, including all rights of priority arising from the application aforesaid, new filings and all the rights and privileges under any and all forms of protection, including Letters Patent, that may be granted in said countries foreign to the United States for said Intellectual Property. The assigned rights, moreover, include the right to bring suit and recover damages for past infringement.

Assignor also authorizes Assignee to make application for such protection in its own name and maintain such protection in any and all countries foreign to the United States, and to invoke and claim for any application for patent or other form of protection for said inventions, without further authorization from Assignor, any and all benefits, including the right of priority provided by any and all treaties, conventions, or agreements.

Assignor hereby consents that a copy of this assignment shall be deemed a full legal and formal equivalent of any document which may be required in any country in proof of the right of Assignee to apply for patent or other form of protection for said inventions and to claim the aforesaid benefit of the right of priority.

Assignor agrees that, when requested, it shall, without charge to Assignee, but at its expense, sign or have signed all papers, and do all acts which may be necessary, desirable or convenient in connection with said applications, patents, or other forms of protection. Assignor further covenants that Assignee will, upon its request, be provided promptly with all pertinent facts and documents relating to said Intellectual Property and said inventions as may be known and accessible to Assignor and will testify as to the same in any interference or litigation related

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                                       42
thereto and will promptly execute and deliver to Assignee or its legal representative any and all papers, instruments or affidavits required to apply for, obtain, maintain, issue and enforce said Intellectual Property, said inventions and said equivalents in the United States or in any foreign country, which may be necessary or desirable to carry out the purposes thereof.

In testimony whereof, GTC Biotherapeutics Inc. has caused this assignment to be signed by its duly authorized officers and its seal to be attached this 20th day of December, 2002.


     Date: December 20, 2002                 /s/ Geoffrey F. Cox
                                             --------------------
                                             GTC Biotherapeutics Inc.
                                         By:  Geoffrey F. Cox
                                      Title:  Chairman & Chief Executive Officer
                                                       (Corporate Seal)


     State of   Massachusetts
     County of  Suffolk

     Before me personally appeared said Geoffrey F. Cox and acknowledged the foregoing instrument to be his free act and deed this 20th day of December, 2002.

                                             /s/ Anne M. Barretto
                                             -----------------------------------
     Seal                                                        , Notary Public
                                             My Commission Expires:
                                             (stamp)
                                             Anne M. Barretto, Notary Public
                                             My commission expires May 8, 2009

                                    EXHIBIT G

   RIGHTS GRANTED TO PHARMING, TRANSOVA AND TO USE OR PRACTICE UNDER THE rhSA
                              RIGHTS IN THE FIELD

PHARMING
     Under the Pharming Agreement, GTC has granted to Pharming and its Pharming Agreement Affiliates a non-exclusive, worldwide, non-terminable license with a limited right to grant sublicenses under the Pharming rhSA Patent Rights (as defined below) for, INTER ALIA, the production, use and/or sale of transgenic or chimeric cattle (including their respective embryos, gametes and/or progeny) for the production of Biopharmaceuticals in the milk (including any fraction thereof) secreted from such transgenic or chimeric cattle, including, without limitation, the production of human albumin (sometimes commonly referred to as "human serum albumin") ("hSA").

     For the purposes of this Exhibit "PHARMING rhSA PATENT RIGHTS" means: (a) USSN [****(*)] entitled [****(*)] including, without limitation, [****(*)], and any foreign counterpart applications, together with any and all patents that have issued or in the case of applications heretofore filed, in the future issue therefrom or whose priority date is based thereon; and (b) all related divisionals, continuations, national stage applications or patents filed under the Patent Cooperation Treaty of 1978, reissues or renewals, of the foregoing.

     The rights granted to Pharming to the Pharming rhSA Patent Rights under the Pharming Agreement are limited such that, so long as GTC has any right, license, or interest in the hSA Technology (as defined below), Pharming: (i) cannot practice or grant any Pharming Agreement Affiliate of Pharming or other Third Party the right to practice the Pharming rhSA Patent Rights necessary or useful for (a) the development, manufacture, production, use, sale, offer for sale, or importation of hSA in or through any transgenic or chimeric animal itself or (b) the production of hSA using cell culture techniques or microorganisms (collectively (a) and (b) are the "hSA TECHNOLOGY"); (ii) shall not license, sublicense, assign, or alienate to any Third Party or Pharming Agreement Affiliate of Pharming (specifically other than GTC and its Pharming Agreement Affiliates) any hSA Technology that would allow, enable, assist, or otherwise immunize from suit any Pharming Agreement Affiliate of Pharming or Third Party in the production of hSA; and (iii) shall not assist any Third Party or Pharming Agreement Affiliate of Pharming (specifically other than GTC and its Pharming Agreement Affiliates) in the

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

development, production or use of any transgenic or chimeric cattle capable of producing recombinant hSA utilizing the hSA Technology.

     Under the Pharming Agreement, for so long as GTC has any right, license, or interest in such hSA Technology, the specific limitations of Pharming described in the above paragraph shall not apply to the grant of a license to Fresenius AG or any Pharming Agreement Affiliate, division, subdivision or representative of Fresenius AG (collectively, "FRESENIUS") with regard to the production of hSA, provided, however, that Pharming and its' Pharming Agreement Affiliates shall not grant Fresenius any license under the hSA Technology to develop, manufacture, produce, use, sell, offer for sale, or import hSA, except in connection with an executed and in force agreement between Fresenius and GTC. For the purposes of this paragraph, GTC is not considered a Pharming Agreement Affiliate, division, subdivision or representative of Fresenius AG.

TRANSOVA
     Under the TransOva Agreement, GTC has granted to TransOva a non-exclusive, royalty-free license to use the Microtechnology (as that term is defined in the TransOva Agreement) and GTC Project Technology (as that term is defined in the TransOva Agreement) for the production of transgenic founder cows capable of expressing commercial quality human albumin milk.

[****(*)]
     GTC is obligated to grant a worldwide, royalty-bearing, non-exclusive license, with the right to grant sublicenses, to [****(*)] for all uses under the United States patent application entitled [****(*)] which was filed on [****(*)] as a provisional application with no serial number assigned as of yet, and all continuations and divisional applications thereof, and all foreign equivalents of the preceding.


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                                    EXHIBIT H

                                  INTERFERENCE

     An interference [****(*)] has been declared by the United States Patent and Trademark Office with regard to GTC patent application, co-owned by [****(*)], serial number [****(*)] entitled [****(*)], which is included in the GTC Platform Patent Rights, and three issued United States Patents assigned and/or owned by Pharming. These Pharming patents are [****(*)] respectively and are included in the Cattle Patent Rights. These Pharming Patents were each invented by [****(*)]. Currently the Parties have filed a joint motion with the Board of Patent Appeals and Interferences to make the court declare that there is no intereference in fact.


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